Exhibit 10.62

AMENDMENT TO THE
IMAGEWARE SYSTEMS, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN

The ImageWare Systems, Inc., 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) is hereby amended, effective as of the date of adoption of this Amendment by the Board of Directors of ImageWare Systems, Inc. (the “Company”):

1.
Section 4.1 of the 2020 Plan is amended in its entirety:

4.1         Authorized Number of Shares

Subject to adjustment under Section 14, the total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed 145.0 million.  In addition, shares of Common Stock authorized and/or underlying any outstanding award granted under the Predecessor Plans that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan.  As provided in Section 1, no new awards shall be granted under the Predecessor Plans following the Effective Date.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.

* * *

Except as amended hereby, the terms and conditions of the Plan shall otherwise continue in full force and effect.

ImageWare Systems, Inc.

By:	/s/ Kristin Taylor
Name:	Kristin Taylor
Title:	President and Chief Executive Officer